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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2009

        NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. (the "Company") will be held on Tuesday, June 9, 2009, at 10:00 a.m. Eastern time, at the Company's offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, for the following purposes:

  1.
  To elect seven directors of the Company to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

  3.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This year, we have significantly reduced our mailing and printing costs by taking advantage of Securities and Exchange Commission rules that allow us to provide proxy materials to you over the Internet. On or about April 30, 2009, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access this Proxy Statement and our 2008 Annual Report on Form 10-K online. The Notice also provides instructions on how to vote online or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2008 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        The Board of Directors has fixed the close of business on April 10, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Your vote is very important. Please carefully review the Proxy Statement and submit your proxy by the Internet, telephone or mail whether or not you plan to attend the Annual Meeting. If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors.

John Kingston, III Secretary

Prides Crossing, Massachusetts
April 30, 2009

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 9, 2009

April 30, 2009

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG", the "Company", "we" or "us") for use at our 2009 Annual Meeting of Stockholders to be held on Tuesday, June 9, 2009 at 10:00 a.m. Eastern time, at our offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect seven directors, ratify the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

        Important Notice Regarding the Internet Availability of Proxy Materials.    This year, we have significantly reduced our mailing and printing costs by taking advantage of Securities and Exchange Commission ("SEC") rules that allow us to provide proxy materials to you over the Internet. On or about April 30, 2009, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access this Proxy Statement and our 2008 Annual Report on Form 10-K online. The Notice also provides instructions on how to vote online or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and 2008 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        Stockholders of record of the Company's common stock at the close of business on the record date of April 10, 2009 will be entitled to notice of the Annual Meeting and to one vote per share on each matter presented at the Annual Meeting. As of the record date, there were 41,264,047 shares of common stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. As brokers are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of the independent registered public accounting firm, if a client does not provide voting instructions, there will be no broker non-votes with respect to these matters.

        Directors will be elected by a plurality of votes cast, and "withheld" votes will have no effect on the outcome. The ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the effect of votes against the proposal to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year.

        Stockholders are requested to submit a proxy by Internet or telephone, or by returning a completed, signed, and dated proxy card or voting instruction form. If you vote by Internet or telephone, you should not return a proxy card or voting instruction form. Shares represented by a properly submitted proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director, and FOR ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other nominee. A stockholder may vote in person at the Annual Meeting upon presenting picture identification and an account statement, Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Directions to the Company are available on the Company's website, www.amg.com, for stockholders who plan to vote in person at the Annual Meeting.

 PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of seven members. At the Annual Meeting, seven directors will be elected to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Messrs. Richard E. Floor, Sean M. Healey, Harold J. Meyerman, William J. Nutt, Patrick T. Ryan and Jide J. Zeitlin, and Dr. Rita M. Rodriguez (collectively, the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. As more fully discussed below under "Meetings of the Board of Directors and Committees and Corporate Governance Matters," the Board of Directors has determined that five of its seven current directors and Nominees, Messrs. Floor, Meyerman, Ryan and Zeitlin and Dr. Rodriguez, have no material relationship with the Company and are "independent" for purposes of the New York Stock Exchange ("NYSE") listing standards. The Board of Directors expects that each of the Nominees will, if elected, serve as a director for the new term. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Recommendation of the Board of Directors

        The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Information Regarding the Nominees

        The name, age (as of April 30, 2009) and a description of the business experience, principal occupation and past employment of each of the Nominees during at least the last five years is set forth below.

Name	Age
Richard E. Floor(1)(†)	68
Sean M. Healey	47
Harold J. Meyerman(1)(2)(3)(†)	70
William J. Nutt	64
Rita M. Rodriguez(1)(3)(†)	66
Patrick T. Ryan(1)(2)(†)	51
Jide J. Zeitlin(2)(3)(†)	45

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(†)
Independent director, as determined by the Board of Directors in accordance with NYSE listing standards.

        Richard E. Floor has been a director of the Company since its formation in December 1993. Mr. Floor has been a partner at the law firm of Goodwin Procter LLP since 1975. Mr. Floor is also a director of New America High Income Fund, a closed-end investment company.

        Sean M. Healey is the Company's President and Chief Executive Officer, a role he has served in since January 1, 2005. Prior to that time, Mr. Healey served as President and Chief Operating Officer. Mr. Healey has been a member of the Company's Board of Directors since May 2001. Prior to joining the

Company in 1995, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. He serves on the Board of Trustees of the Peabody Essex Museum, on the Board of Directors of the Boys and Girls Clubs of Boston and the Visiting Committee of the Harvard Law School. In 2006, Mr. Healey received a presidential appointment to serve on the President's Export Council, the nation's principal advisory committee on international trade. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

        Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank ("Chase") in December 1998. His responsibilities at Chase included overseeing the asset management businesses. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd. Mr. Meyerman also serves on the Board of Directors of the Huntington Medical Research Institutes, and as Chairman of Island Capital, Ltd. Mr. Meyerman also serves as Chairman of the Board of Trustees of the Palm Springs Art Museum.

        William J. Nutt founded the Company in December 1993 and is the Company's Chairman. From 1993 to December 2004, Mr. Nutt served as Chief Executive Officer of the Company. Mr. Nutt also served as the Company's President from 1993 to 1999. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management business, mutual fund administration, distribution and custody business, and master trustee and custodian business. As Chairman and Chief Executive Officer of The Boston Company's principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was also responsible for its personal banking and trust business. He also serves on the Board of Directors of eSecLending, a private company engaged in institutional securities lending. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College.

        Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez has been a Fellow and Senior Fellow at the Woodstock Theological Center at Georgetown University since September 2002, and from March 1999 to September 2002 served as an international finance consultant. Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export Import Bank of the United States from 1982 to March 1999. Prior to joining the Export Import Bank Board, Dr. Rodriguez was a professor in the finance faculties at the University of Illinois at Chicago and at Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez also serves on the Boards of Directors and the Audit Committees of ENSCO International Incorporated, an international offshore contract drilling company, Phillips-Van Heusen Corporation, an apparel company, and the Private Export Funding Corporation.

        Patrick T. Ryan has been a director of the Company since July 2005. Mr. Ryan served as President and Chief Executive Officer of PolyMedica Corporation from September 2004 to October 2007, prior to the company's sale to Medco Health Solutions, Inc. PolyMedica Corporation, under the Liberty brand, was a leading direct-to-consumer provider of health care products and services for individuals with chronic diseases. Before joining PolyMedica, Mr. Ryan served as the Chairman and CEO of Physicians Dialysis Inc., one of the nation's largest dialysis providers when it was acquired by DaVita Inc. in September 2004. Previously, Mr. Ryan served as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women's healthcare, and ImageAmerica, Inc., a publicly-traded company that provided medical diagnostic imaging services. Earlier in his career, Mr. Ryan was the co-founder of RB Diagnostics, a company providing diagnostic imaging services, and also served as a Regional General Manager of American Hospital Supply Corporation. Mr. Ryan currently serves as a director for Hill-Rom Holdings, Inc., a leading manufacturer and provider of medical technologies and related services for the health care industry, and the Beth Israel Deaconess Medical Center.

        Jide J. Zeitlin has been a director of the Company since January 2006. Mr. Zeitlin formerly served as a senior investment banker at Goldman, Sachs & Co., where he was elected a partner in 1996, and is now a private investor. His career at Goldman Sachs included a number of senior management positions in the firm's investment banking division, where he focused on the industrial, consumer and healthcare industries, as well as service in the firm's executive office. Mr. Zeitlin currently serves as Chairman of the Board of Trustees at Amherst College and is a member of the Boards of Milton Academy, the Harvard Business School Board of Dean's Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. He also serves on the Board of Directors of Coach, Inc., a designer and marketer of premium handbags and accessories.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

        During 2008, the Board of Directors met seven times. Each member of the Board of Directors attended over 90% of the total number of meetings of (i) the Board of Directors and (ii) all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. Two directors were in attendance at the 2008 Annual Meeting of Stockholders.

        At least annually, the Board of Directors evaluates all relationships between the Company and each director in light of the relevant facts and circumstances to determine whether a material relationship exists between the Company and the director, either directly or indirectly. A majority of our Board of Directors must be "independent" within the meaning of the NYSE listing standards. After its most recent evaluation of director independence, the Board of Directors has affirmatively determined that five of its seven current directors, Messrs. Floor, Meyerman, Ryan and Zeitlin and Dr. Rodriguez, have no material relationship with the Company and are "independent" for purposes of the NYSE listing standards. The Board of Directors made these determinations based upon questionnaires completed by each director and individual evaluations of a director's employment or Board of Directors affiliations, and any commercial, family or other relationships that a director may have with the Company. Furthermore, the Board of Directors anticipates that Mr. Nutt, the former Chief Executive Officer of the Company, will in 2011 satisfy the three year "look-back" provisions with respect to former employees of the Company and become "independent" in accordance with the NYSE listing standards.

        The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Only independent directors serve on these committees. Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

        Audit Committee.    During 2008, the Audit Committee consisted of Dr. Rodriguez and Messrs. Meyerman and Ryan, each of whom meets the independence standards applicable to audit committees under the Sarbanes-Oxley Act of 2002 and the NYSE listing standards and is an audit committee financial expert as defined by the SEC. Mr. Floor joined the Audit Committee in April 2009. The Audit Committee's purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee met eight times during 2008. Other members of the Board of Directors attend Audit Committee meetings from time to time at the invitation of the Committee.

        Compensation Committee.    The Compensation Committee currently consists of Messrs. Ryan, Meyerman, and Zeitlin. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our stock option and incentive plans, as well as the Long-Term Executive Incentive Plan (the "LTIP") and the Deferred Compensation Plan. The Compensation Committee met seven times during 2008. Other members of the Board of Directors attend Compensation Committee meetings from time to time at the invitation of the Committee.

        Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of Messrs. Meyerman and Zeitlin and Dr. Rodriguez. The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for Board of Directors' and committee membership, identifying and evaluating director candidates, overseeing the evaluation of the Board of Directors and its committees, and maintaining our Corporate Governance Guidelines. The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including non-management directors, executive officers and third party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Governance Committee in light of the qualifications and criteria for Board of Directors' membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the substantive and procedural requirements set forth in our By-laws, including those discussed below under the caption "Other Matters—Stockholder Proposals," and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source. The Nominating and Governance Committee evaluates any potential conflicts of interest on a case by case basis, to the extent they may arise. The Nominating and Governance Committee met four times during 2008. Other members of the Board of Directors attend Nominating and Governance Committee meetings from time to time at the invitation of the Committee.

        When considering candidates for directorship, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee shall have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long-term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then current composition of the Board of Directors, including such factors as business experience, diversity and knowledge of the financial services industry in general and the asset management industry in particular. The Nominating and Governance Committee will review at least annually our Corporate Governance Guidelines to ensure that we continue to meet best corporate governance practice standards.

        Executive Sessions of Non-management Directors.    Our non-management directors meet in regularly scheduled executive sessions. In accordance with the charter of the Nominating and Governance Committee, Mr. Meyerman, the Chair of the Committee, also serves as the lead director calling and chairing the executive sessions and in communicating with Mr. Healey, President and Chief Executive Officer, and Mr. Nutt, Chairman of the Board of Directors.

        Stockholder Communications with Non-management Directors or the Board of Directors.    An interested party may communicate directly with Mr. Meyerman, the lead director, by sending a confidential letter addressed to his attention at Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. Any communications to the full Board of Directors may be directed to John Kingston, III, Executive Vice President, General Counsel and Secretary of the Company, who would, in his discretion, discuss the communications with the Board of Directors at a regular meeting of the Board of Directors.

        Availability of Corporate Governance Documents.    We maintain a Company web site that includes, among other items, the Board of Directors' Corporate Governance Guidelines; the Code of Business Conduct and Ethics applicable to all directors, officers and employees; the Code of Ethics applicable to our chief executive officer, chief financial officer and other senior financial officers; the Insider Trading Policy and Procedures applicable to all directors, officers and employees; and the charters for the Audit, Compensation and Nominating and Governance Committees. This information is available on the investor information section of our web site, www.amg.com, under "corporate governance", or for the Committee charters under "Board of Directors", but is not incorporated by reference into this Proxy Statement. In addition, copies of these documents will be provided without charge to any person upon request to John Kingston, III, Executive Vice President, General Counsel and Secretary, Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. If we make any substantive amendment to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to the persons covered thereby, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our web site or in a report on Form 8-K.

Information Regarding Executive Officers of the Company

        The name, age (as of April 30, 2009) and positions of each of our executive officers, as well as a description of their business experience and past employment during at least the last five years, is set forth below:

Name	Age	Position
Sean M. Healey	47	President and Chief Executive Officer
Darrell W. Crate	42	Executive Vice President, Chief Financial Officer and Treasurer
Nathaniel Dalton	42	Executive Vice President and Chief Operating Officer
Jay C. Horgen	38	Executive Vice President
John Kingston, III	43	Executive Vice President, General Counsel and Secretary

        For the biographical information of Mr. Healey, see "Information Regarding the Nominees" above.

        Darrell W. Crate is an Executive Vice President and the Chief Financial Officer of the Company, a role he has served in since 2001. Prior to that time, Mr. Crate served as a Senior Vice President and the Chief Financial Officer of the Company. Prior to joining AMG, Mr. Crate was a Managing Director in the Financial Institutions Group of Chase Manhattan Corporation focusing exclusively on investment management firms. Mr. Crate received an M.B.A. from Columbia Business School and a B.A. from Bates College.

        Nathaniel Dalton is an Executive Vice President and the Chief Operating Officer of the Company. Mr. Dalton has served as Executive Vice President, with responsibility for AMG's Affiliate Development efforts, since 2001, and was named as Chief Operating Officer in December 2006. Previously, Mr. Dalton served as a Senior Vice President and the General Counsel of the Company. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

        Jay C. Horgen is an Executive Vice President of the Company, with responsibility for coordinating the Company's new investment activities. Mr. Horgen joined AMG in March 2007. Prior to joining AMG, Mr. Horgen was a Founder and Managing Director of Eastside Partners, a private equity firm. From 2000 to 2005, Mr. Horgen was an investment banker and served as a Managing Director in the Financial Institutions Group at Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to that time, he worked as an investment banker in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. Mr. Horgen received a B.A. from Yale University.

        John Kingston, III is an Executive Vice President and the General Counsel of the Company. He has served as the General Counsel of the Company since 2002, and was named as an Executive Vice President in May 2006. Prior to joining AMG, Mr. Kingston served as a senior counsel to Miller Anderson & Sherrerd, LLP, a division of Morgan Stanley Investment Management, and was an attorney at Ropes & Gray LLP, focusing on corporate and securities laws issues, with a particular focus on the investment management industry. Mr. Kingston received a J.D. from Harvard Law School, and a B.S. and B.A. from the University of Pennsylvania.

Compensation Discussion and Analysis

Introduction

        This past year was marked by profound global financial market difficulties, with highly adverse equity markets and significant disruptions in the credit markets. As a consequence, the financial performance of AMG, along with its publicly traded asset management industry peer group, was much lower in 2008 than in 2007; against the backdrop of a 37% decline in the S&P 500 Index for the year, AMG's Cash Earnings declined 17% over the prior year. To meet these challenges, and advance our long-standing objective to align compensation arrangements to important stockholder value and financial performance measures, our Compensation Committee took the following key compensation actions in 2008.

        First, given the decline in financial performance in 2008, and the commitment of the Compensation Committee to align compensation with stockholder value and financial performance, the Compensation Committee substantially reduced total compensation in 2008 over 2007 and 2006 levels. Total direct compensation on a grant basis for Mr. Healey (our Chief Executive Officer) was reduced by 50% in 2008. Mr. Healey's reduction in total direct compensation of 50% was significantly greater than the average 12.2% decrease for the CEOs of our asset management industry peer group.

        The Committee reduced total direct compensation on a grant basis for Messrs. Crate and Dalton (our Chief Financial Officer and Chief Operating Officer, respectively) by 50%, in 2008, and for named executive officers as a group by 50%. The reduction in total direct compensation of 50% of our named executive officers as a group was significantly greater than the average 11.4% decrease for the named executive officers as a group in the asset management industry peer group.

        In line with the Compensation Committee's objective to substantially reduce total direct compensation in 2008, the Committee reduced equity option grants by approximately 69% for the Chief Executive Officer, and approximately 67% for the named executive officers as a group.

        Finally, the Compensation Committee once again determined to hold salaries flat, keeping salaries unchanged at the same level established in 2006.

        In addition, after consulting with AMG's Board of Directors and Compensation Committee, AMG management voluntarily surrendered stock options for approximately 2.1 million shares of common stock (with grant date Black-Scholes value of approximately $58 million), without receiving any value in exchange. The options surrendered, which represented all stock options granted to senior management in 2006 and 2007, eliminated ongoing compensation expense (a total of approximately $38 million in 2009 and beyond) that would have been dilutive to future earnings, with very little ongoing retentive and incentive benefit.

Our Executive Compensation Program

        Our executive compensation program has been structured over the long-term to further two basic objectives: first, that executive compensation should be closely aligned with stockholder value and our performance as measured by our Cash Net Income per share, or "Cash Earnings;" and second, that executive compensation should be designed to attract, motivate and retain the services of key members of our senior management.

        We believe that an executive officer's total compensation should be comprised principally of equity and performance-based cash compensation, to best align compensation with increases in stockholder value. Our Compensation Committee believes that given our long-term track record of growth under the leadership of our senior management, the retention of our Chief Executive Officer and other named executive officers is very important, and that to retain key management team members, total compensation should be appropriate relative to the marketplace for the services of our named executive officers. We assess this marketplace by first reviewing the peer universe of publicly traded asset management companies. In reviewing this universe, we give consideration to the fact that certain of these companies are more closely comparable to the Company, and accordingly consider the relative comparability of the companies in our assessment of various compensation structures and arrangements. Specifically, we consider which companies are most comparable with respect to size (market capitalization and assets under management) and general business profile (those companies that have similarly specialized equities and alternative investment management capabilities, or with similar business strategies). We also consider the senior management profile of a company in determining compensation comparability (for example, the extent to which founders serve in key senior management roles).

        As the Committee evaluates competitive compensation arrangements, it considers the overall compensation package to be paid to our executive officers, and in the event that long-term performance objectives are being achieved, total compensation is targeted at the 75th percentile for comparable positions at peer group public companies. In light of the Committee's objective to align compensation with increases in stockholder value, the Committee generally intends that the substantial portion of compensation be equity-based, with the balance being performance-based cash compensation. When determining performance-based cash compensation levels, we consider Cash Earnings in evaluating our short-term and long-term performance. We consider Cash Earnings the most important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. (Under our Cash Earnings definition, we add to our earnings the amortization and deferred taxes related to our intangible assets, as well as Affiliate depreciation and equity expense, and exclude the effect of the recently adopted accounting standard for convertible instruments.) In addition to our equity and performance-based cash compensation, we also utilize competitive base salaries and some limited perquisite compensation tools that the Committee deems appropriate to meet the objective of retaining key members of senior management.

Our Compensation Committee

        The Committee oversees our general compensation policies, establishes and reviews the compensation plans and benefit programs applicable to our executive officers and administers our stock option and incentive plans.

        The Committee currently consists of Messrs. Ryan, Meyerman and Zeitlin, with Mr. Ryan serving as the Chair. Each of Messrs. Ryan, Meyerman and Zeitlin has significant experience in compensation matters as a result of their service as executive officers or advisors to various public companies. The Committee's agenda and meeting calendar is determined by the Committee, with input (as appropriate) from Mr. Healey, who generally attends meetings at the request of the Committee. In his capacity as President and Chief Executive Officer, Mr. Healey takes an active role in discussions with the Committee concerning the compensation of other members of executive management and the design of long-term and equity incentive plans but does not participate in discussions regarding his own performance goals, contributions or compensation, which occur in executive sessions of the Committee and in meetings of the Committee with our independent compensation consultant. The Committee also invites Mr. Crate, Executive Vice President and Chief Financial Officer, and Mr. Kingston, Executive Vice President and General Counsel, to attend certain meetings to discuss the design, implementation and administration of long-term incentive, equity incentive and deferred compensation plans.

        The Committee regularly meets without management team members present, and the Chair from time to time requests that all other independent directors meet with the Committee in executive session. The Committee's independent compensation consultant participates in conference calls and meetings without management present at key points throughout the year, including conference calls and meetings with the Chair of the Committee.

Compensation Consultants

        In 2008, the Committee again engaged an independent outside executive compensation consulting firm, Thomas E. Shea & Associates, LLC ("Shea & Associates"), to assist the Committee with compensation matters, including providing peer universe benchmarking information and an independent analysis of how our executive compensation policies and practices compared to those of the peer universe. In addition to a review of compensation arrangements across the industry, the analysis provided by Shea & Associates also considered financial metrics for our peers, including market capitalization, assets under management, various measures of profitability, and stock price performance. In order to prepare its analysis for the Committee, Shea & Associates met from time to time with senior management.

        Shea & Associates, which provides no other services to us, reported its findings directly to the Committee. In setting executive officer compensation levels, the Committee considered the comparative compensation analyses provided by Shea & Associates, and then applied the collective experience and judgment of the Committee to such data (and the relative significance of the various comparative universe components) to make compensation determinations. In setting director compensation levels, Shea & Associates made recommendations to the Committee, and the Committee made its compensation determinations after considering such recommendations. A representative of Shea & Associates regularly met outside of formal Committee meetings with Committee members, particularly with the Committee Chair, at key points throughout the year. In addition, a representative of Shea & Associates attended four meetings of the Committee in 2008, updating the Committee on the status of compensation surveys, and also making recommendations regarding executive officer and director compensation levels.

2008 Voluntary Option Surrender

        In reviewing our long-term equity incentive and retention programs in light of 2008 financial market conditions, AMG senior management considered a variety of possible approaches to restructuring such programs, an analysis similar to that undertaken by a broad range of public companies (both in our peer group, and across all sectors) challenged by current market and stock price conditions. While nearly all companies that determined to restructure equity programs decided to exchange or reprice options, after consulting with the Board of Directors and the Compensation Committee, members of AMG senior management decided that the best interests of the Company would be served by their voluntary surrender of all options received in 2006 and 2007, without receiving any value for those options in exchange. In total, AMG senior management voluntarily surrendered approximately 2.1 million options (with a Black-Scholes value of approximately $58 million) in December 2008, representing all stock options granted to senior management in 2006 and 2007. Mr. Healey surrendered 835,396 options, Messrs. Crate and Dalton each surrendered 417,698 options, Mr. Horgen surrendered 153,318 options, and Mr. Kingston surrendered 96,257 options.

        In deciding to surrender the options, AMG senior management considered a number of factors, and most importantly the potential adverse effect on stockholders of a dilutive direct option exchange or replacement option grant programs. We also observed that these options (with exercise prices of $102.83 to $116.35) carried high ongoing compensation expenses that would be dilutive to future earnings, with very little ongoing retentive and incentive benefit. The total grant date Black-Scholes value of the options was approximately $58 million at grant date, with nearly $38 million in expense remaining to be recognized, including $13 million to be recognized in each of 2009 and 2010. AMG management decided that, in light of the broad array of challenges of retaining and incenting key employees in the context of financial market conditions, the additional costs imposed on stockholders was not matched by the retentive and incentive benefit to management or the company, and that the best judgment was to surrender these options.

2008 Compensation Process and Elements

        The process for establishing appropriate compensation targets and benchmarks for 2008 began during the final Committee meetings of 2007, as the Committee reviewed the principles and continuing effectiveness of the compensation program with the assistance of Shea & Associates. Following that review, at its meetings in January 2008, the Committee determined to continue to use cash base salary, performance-based cash compensation, and stock options as the principal elements of compensation in 2008, targeting total compensation at the 75th percentile for comparable positions at our peer group public companies in the event that long-term performance objectives are being achieved. At the January meetings, the Committee also established its 2008 targets for performance-based cash compensation, along with a baseline Cash Earnings per share performance level under the Company's Long-Term Executive Incentive Plan.

        Throughout the year, the Committee regularly requested and received updating analysis from Shea & Associates concerning peer universe performance and compensation as well as trends in performance and compensation, and on an ongoing basis evaluated that information in the context of our performance.

        At the end of 2008, based upon our performance and the most current peer universe compensation information, the Committee then reviewed 2008 compensation arrangements and made final performance-based cash compensation and option grant determinations.

Cash Base Salary

        We pay cash base salary because it forms the foundation of any competitive total compensation package. In determining base salary levels for our executive officers, the Committee takes into account the executive's scope of responsibility, performance and salary history as well as internal consistency within our salary structure. In addition, the Committee annually reviews the base salary being paid to executive officers of other public company peers.

        Because the Committee believes that equity and performance-based cash compensation should constitute the substantial majority of compensation paid to our named executive officers, we target the level of cash base salary at the median for comparable positions in our public company peer group. Based on the Committee's philosophy and the factors stated above, the Committee determined that 2008 base salaries remain unchanged, and to approve such salaries as follows: Mr. Healey, $750,000, each of Messrs. Crate, Dalton and Horgen, $500,000, and Mr. Kingston, $350,000. Based on the analysis of Shea & Associates of 2008 peer group base salaries, Mr. Healey's compensation trailed the median for the peer group, while as a group the base salaries of the named executive officers was in line with the peer group median.

Performance-based Cash Compensation

        The substantial majority of our total compensation is performance-based, because we believe that senior management compensation should be tied to our financial performance and increases in stockholder value. In designing our performance-based cash compensation arrangements, the Committee believes that such compensation should be awarded in the event that we meet the Committee's expectations for Cash Earnings and its objective that a certain level of financial performance and returns for our stockholders be achieved, along with maintaining the financial strength of the Company. Under these arrangements, baseline levels of Cash Earnings must be achieved before executive officers participate in performance-based cash compensation, and that at higher growth rates in any given year relatively higher compensation may be awarded.

        At its January 2008 meetings, the Committee evaluated the appropriate target Cash Earnings per share growth rate for 2008, reviewing historical growth rates, prevailing business conditions, and expectations for continuing growth. In evaluating our most recent performance to determine the baseline growth target for the upcoming year, the Committee applies its judgment to make adjustments for specific factors that influenced recent growth rates, including market conditions, the timing of transactions, new financing arrangements and changes in the corporate capital structure, the relative levels of management and performance fees, and any recent or anticipated one-time events.

        In preparation for the determinations to be made by the Committee at the end of the year, various members of the Committee (and particularly the Committee Chair) conducted a series of conference calls with Shea & Associates outside of formal meetings to consider cash bonus compensation of our peer universe and potential bonus arrangements. The Committee then met in November 2008 and reviewed updated estimates concerning our performance, as well as executive officer bonuses assuming that the baseline performance target was met.

        In determining how much bonus to pay, the Committee considered a market cash bonus compensation analysis of our peer universe in developing a total compensation package that was competitive relative to the marketplace for our named executive officers. In making this assessment, the Committee considered Shea & Associates' 2008 peer group review, which reflected that 2007 cash bonus payments for the named executive officers group had been substantially below the peer company median, and therefore well below the Committee's targeted total compensation level, despite Cash Earnings and share price growth that was substantially above the peer group median in 2006 and 2007.

        In addition, although the Committee does not have specific targets that it applies to such evaluation, the Committee also considered our performance and the various factors that may have affected such performance in that year (including market conditions, the possible timing of transactions and new financing arrangements, and the relative levels of management and performance fees), as well as the 2008 performance relative to the peer universe. Finally, the Committee also evaluated final compensation determinations in the context of its objective to maximize financial performance and realize appropriate growth returns for our stockholders. In view of these considerations, the Committee granted compensation it deemed competitive given the marketplace for our executive officers and relevant Company performance factors, and in light of global financial market conditions, AMG's financial performance, and the performance of our peer group. The Committee determined to reduce the cash incentive pool payable to our executive officers to $13 million, a reduction of $3 million from the cash incentive pool of $16 million available consistent with meeting the baseline performance target. The cash bonus payment for Mr. Healey was reduced by 22% over the 2007 cash bonus payment, and the cash bonus payments for the named executive officers as a group were reduced by approximately 21% from 2007. In addition, cash bonus payments for Mr. Healey and for the named executive officers as a group were approximately 23% below 2006 levels.

        The Committee's determinations regarding the amount of performance-based cash compensation to be paid to each executive officer is set forth in the Summary Compensation Table.

Equity-based Compensation Awards

        We believe that equity-based compensation awards provide long-term incentives that further the Committee's objective to increase stockholder value and retain our senior management team. While the Committee does not follow a strict formula in determining the overall compensation package to be paid to an executive officer, in light of our objective to align compensation with increases in stockholder value, the Committee generally intends that the substantial portion of total compensation be equity-based.

        The Committee grants equity-based incentive compensation awards on the basis of our historical performance (both in terms of Cash Earnings growth and increase in stockholder value) and the individual executive officer's contributions to that performance, as well as the expected contribution of the executive officer to our future performance. The Committee also considers the relationship of equity-based compensation awards to the performance-based cash compensation to be paid to each executive officer in any particular year. The Committee further considers equity ownership, including the relative size and structure of historical grants and the portions of an award that are not yet vested, of our executive officers. In addition, the Committee considers the performance and equity-based compensation levels of the Company and our individual executive officers in relationship to the peer group universe, as well as the comparative levels of equity ownership of individual officers at such companies.

        In the event that the Company's long-term performance objectives are being achieved, the Compensation Committee targets equity compensation that is above the median equity compensation levels for the public company peer group. In 2006 and 2007, in light of the substantial financial performance growth and stock price increases over the preceding years, the Compensation Committee made option grants to the Chief Executive Officer and named executive officers as a group that, on the basis of Black-Scholes value compensation expenses, were in line with this objective. However, the global financial market difficulties in 2008 and the effect on the stock prices of AMG and its public asset management peer group erased nearly all unrealized gains in named executive officer stock option interests, and severely limited the incentive and retentive benefit of all outstanding options, and particularly those granted in 2006 and 2007. (As discussed above under "2008 Voluntary Option Surrender," senior management determined that it was in the best interests of the Company to voluntarily surrender all options issued in 2006 and 2007, surrendering 2.1 million options with an aggregate Black-Scholes value of approximately $58 million.)

        In view of the limited incentive and retentive effect of the outstanding equity, and consistent with its objective to provide equity compensation incentives in line with the peer universe, in November 2008 the Committee determined to grant options to executive officers under the stockholder-approved 2006 Stock Option and Incentive Plan (the "2006 Option Plan"). In line with its objective to substantially reduce total direct compensation in 2008, and its review of equity grants to, and the equity holdings of, executive officers in our peer universe, the Committee reduced equity option grants by approximately 69% for the Chief Executive Officer, and approximately 67% for the named executive officers as a group. Consistent with our objective to retain our executive officers, the awards granted were subject to vesting and forfeiture provisions. (Additional information on 2008 grants is provided in the Grants of Plan-Based Awards Table.)

Other Incentive and Retention Programs

        In 2005, the Committee established an Executive Retention Plan (the "Retention Plan") to provide it with additional flexibility to meet its objective to retain our executive officers. From time to time, the Committee determines that long-term compensation with vesting and forfeiture provisions is an effective and appropriate retention tool, and may make grants to officers through a trust vehicle in which an officer may choose to invest in our common stock, Affiliate investment products, or cash accounts. In the event that awards in the Retention Plan are forfeited, they are allocated on a pro rata basis to all other remaining participants in the trust. As discussed in further detail in the Outstanding Equity Awards at 2008 Fiscal Year-End Table, the Committee last made Retention Plan grants in 2005 and no new grants were made in 2008.

        In 2006, the Committee established the Deferred Compensation Plan to provide additional retirement plan flexibility for our officers. The plan provides officers and directors the opportunity to voluntarily defer compensation on a pre-tax basis, and invest such deferred amounts in one or more specified measurement funds. In 2008, no executive officer or director elected to defer compensation under the Deferred Compensation Plan. While we have no obligation to do so, the Deferred Compensation Plan also provides the Committee the opportunity to make discretionary contributions; in the event any such contributions are made, contributed amounts are expected to be subject to vesting and forfeiture provisions.

Other Elements of Compensation

        We provide a 401(k) Profit Sharing Plan for all employees and generally contribute a percentage of compensation to such plans. We also provide other benefits such as medical, dental and life insurance and disability coverage to all eligible employees.

Perquisites

        Our perquisite compensation is in the lowest quartile of our public company peer group, as we use only certain perquisite tools (such as financial counseling and medical services, and use of Company aircraft) deemed appropriate by the Committee to meet the objective of retaining key members of senior management.

Potential Severance or Change in Control Compensation and Benefits

        Upon our change of control, option vesting pursuant to our stock option and incentive plans and the payout of awards under the Retention Plan and Deferred Compensation Plan would be accelerated or restrictions would lapse for our executive officers, as well as for all of our employees participating in such plans.

        In the event of our change of control, as of December 31, 2008, awards held by named executive officers would have accelerated as set forth below:

Named Executive Officer	Accelerated Options/ Lapse of Restrictions Market Value	Accelerated Distribution under Executive Retention Plan ($)
Sean M. Healey	368,591/$0	1,092,443
Darrell W. Crate	207,208/$0	728,295
Nathaniel Dalton	207,208/$0	728,295
Jay C. Horgen	127,632/$0	—
John Kingston, III	88,207/$0	364,189

        We do not have employment, severance or change in control agreements with our executive officers or directors.

Stock Ownership Guidelines

        As part of our equity-based compensation policies, the Committee approved stock ownership guidelines for our executive officers in 2006. We believe that stock ownership guidelines (which are currently established by the Committee as a multiple of five times base salary, to be achieved over five years) further align the interests of executive officers with those of our stockholders.

Equity Grant Policy

        We grant all equity awards, including options, under the terms of an equity grant policy. Generally, we grant equity awards (other than new hire grants) at regularly scheduled meetings of the Committee, with new hire grants occurring at other meetings (or by written action of all Committee members) as appropriate.

        The Committee will not approve any equity award grants on any date when it believes, in its reasonable judgment, that there is material non-public information that is reasonably likely to impact the price of our common stock.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to any "covered employee" of a publicly held corporation (generally the corporation's chief executive officer and its next three most highly compensated executive officers, excluding the Chief Financial Officer, in the year that the compensation is paid). Under the LTIP, performance compensation paid thereunder to such covered employees is intended to be deductible by us. In implementing our compensation policies during fiscal 2008, we considered, among other things, the LTIP and the opportunities it affords to preserve the tax deductibility of compensation to executive officers. The Committee also fixes for each participant the percentage share of the pool that the participant can earn, after considering the internal consistency of such allocation. No participant's award may exceed 5% of the Company's pre-tax cash net income.

        The Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  PATRICK T. RYAN, Chair
  HAROLD J. MEYERMAN
  JIDE J. ZEITLIN

Executive Compensation Tables

        The following tables provide information regarding the compensation arrangements for the Company's Chief Executive Officer, Chief Financial Officer and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Sean M. Healey	2008	750,000	5,400,000	(5)	269,328	6,556,776
President and Chief	2007	750,000	6,900,000	2,455,435	260,947	10,366,382
Executive Officer	2006	750,000	7,000,000	130,137	237,420	8,117,557
Darrell W. Crate	2008	500,000	2,700,000	(5)	196,631	3,465,355
Executive Vice President,	2007	500,000	3,450,000	1,227,718	207,755	5,385,473
Chief Financial Officer and	2006	500,000	3,500,000	65,068	104,100	4,169,168
Treasurer
Nathaniel Dalton	2008	500,000	2,700,000	(5)	99,698	3,368,422
Executive Vice President	2007	500,000	3,450,000	1,227,718	121,588	5,299,306
and Chief Operating Officer	2006	500,000	3,500,000	65,068	97,941	4,163,009
Jay C. Horgen(6)	2008	500,000	1,500,000	(5)	58,177	2,115,447
Executive Vice President	2007	500,000	1,700,000	437,631	918,274	3,555,905
John Kingston, III	2008	350,000	750,000	(5)	62,579	1,187,396
Executive Vice President,	2007	350,000	1,050,000	282,407	59,440	1,741,847
General Counsel and Secretary	2006	350,000	1,100,000	14,966	46,351	1,511,317

(1)
These figures represent performance-based incentive awards pursuant to the Company's LTIP, which were paid in January 2007, January 2008 and December 2008, respectively.

(2)
In 2008, each of the Named Executive Officers voluntarily surrendered all of the options received in 2006 and 2007, without receiving any value for those options in exchange. The amounts set forth under the "Option Awards" column represent the expense recognized by the Company during 2006 and 2007 with respect to these options for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004)—Share-Based Payment ("FAS 123R"), disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in the calculations of recognized expenses are described in the Notes to the financial statements included in our Annual Report on Form 10-K for the applicable fiscal years of 2006, 2007 and 2008.

(3)
For 2008, all other compensation consisted of (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $18,400 on behalf of each Named Executive Officer, (ii) financial service benefits (comprised of an allowance for financial planning and tax preparation advice) for each of the Named Executive Officers, including such benefits in the amount of $122,280, $80,000, and $32,070 for Messrs. Healey, Crate, and Dalton, respectively, (iii) personal physician benefits with respect to each of the Named Executive Officers, (iv) aircraft usage benefits with respect to each of Messrs. Healey, Crate, Dalton, and Horgen, (v) insurance premiums paid by the Company with respect to term life and long-term disability insurance policies on behalf of each Named Executive Officer, and (vi) tax payments in connection with financial service and personal physician benefits in the amounts of $88,754, $60,278, $27,997, $13,810 and $16,371 for each of Messrs. Healey, Crate, Dalton, Horgen and Kingston, respectively.

(4)
For 2008, the "Total" column includes the compensation expense recognized by the Company for FAS 123R purposes, as set forth in Footnote 5 below, solely with respect to the options granted on November 3, 2008.

(5)
The Company granted stock options to Messrs. Healey, Crate, Dalton, Horgen and Kingston on November 3, 2008, resulting in expense recognized by the Company in 2008 for financial statement reporting purposes in accordance with FAS 123R of $137,448, $68,724, $68,724, $57,270 and $24,817, respectively (disregarding the estimate of forfeitures related to service-based vesting conditions). The expense recognized by the Company during 2008 with respect to the forfeited options for FAS 123R purposes, including the acceleration of the related unrecognized compensation expense, for Messrs. Healey, Crate, Dalton, Horgen and Kingston was $20,414,436, $10,207,218, $10,207,218, $3,594,541 and $2,352,625, respectively. The assumptions used in the calculations of recognized expenses are described in Notes to the financial statements included in our Annual Report on Form 10-K for the applicable fiscal years of 2006, 2007 and 2008.

(6)
Mr. Horgen joined as Executive Vice President of the Company on March 5, 2007, and received a prorated portion of his salary based on his period of employment with the Company in 2007.

Grants of Plan-Based Awards in Fiscal Year 2008

					All Other Option Awards: Number of Securities Underlying Options (#)(2)		Grant Date Fair Market Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sean M. Healey	11/3/08				306,316	48.38	4,009,676
President and Chief Executive Officer		5,400,000	6,800,000	7,735,000
Darrell W. Crate	11/3/08				153,158	48.38	2,004,838
Executive Vice President, Chief Financial Officer and Treasurer		2,700,000	3,200,000	3,640,000
Nathaniel Dalton	11/3/08				153,158	48.38	2,004,838
Executive Vice President and Chief Operating Officer		2,700,000	3,200,000	3,640,000
Jay C. Horgen	11/3/08				127,632	48.38	1,670,703
Executive Vice President		1,500,000	1,840,000	2,093,000
John Kingston, III	11/3/08				55,307	48.38	723,969
Executive Vice President, General Counsel and Secretary		750,000	960,000	1,092,000

(1)
These figures represent the portion of the aggregate LTIP pool allocated to each executive officer in connection with the Company's Cash Earnings for 2008; at the outset of 2008, these amounts were not yet known.

(2)
The awards were made under the 2006 Option Plan, and are subject to acceleration upon a change in control of the Company. The options are exercisable in 25% increments beginning on each of December 31, 2009, 2010, 2011 and 2012.

 Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options which are free of transfer restrictions (#)		Number of Securities Underlying Unexercised Options which are subject to transfer restrictions or unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not vested (#)	Market Value of Shares of Stock that have not vested ($)
Sean M. Healey	98,952		—		43.50	7/24/2010	26,058	1,092,351
President and Chief	105,000		—		35.42	8/14/2010
Executive Officer	116,250		—		44.35	12/10/2010
	132,500	(3)	—		45.27	7/27/2014
	70,225		62,275	(4)	63.38	11/30/2014
			306,316	(5)	48.38	11/3/2015
Darrell W. Crate	87,702		—		43.50	7/24/2010	17,372	728,234
Executive Vice	17,813		—		35.42	8/14/2010
President, Chief	105,000		—		44.35	12/10/2010
Financial Officer	115,000	(3)	—		45.27	7/27/2014
and Treasurer	60,950		54,050	(4)	63.38	11/30/2014
			153,158	(5)	48.38	11/3/2015
Nathaniel Dalton	71,250		—		33.97	12/10/2009	17,372	728,234
Executive Vice	87,702		—		43.50	7/24/2010
President and Chief	15,000		—		35.42	8/14/2010
Operating Officer	105,000		—		44.35	12/10/2010
	18,000		—		31.96	12/19/2010
	115,000	(3)	—		45.27	7/27/2014
	60,950		54,050	(4)	63.38	11/30/2014
			153,158	(5)	48.38	11/3/2015
Jay C. Horgen			127,632	(5)	48.38	11/3/2015	—	—
Executive Vice President
John Kingston, III	30,000		—		43.50	7/24/2013	8,687	364,159
Executive Vice	60,000		—		44.35	12/10/2013
President, General	70,000	(3)	—		45.27	7/27/2014
Counsel and	37,100		32,900	(4)	63.38	11/30/2014
Secretary			55,307	(5)	48.38	11/3/2015

(1)
In December 2003, the Compensation Committee approved an amendment to the outstanding stock option agreements (other than for directors) that fully accelerated the vesting of unvested options, subject to transfer restrictions lapsing according to the original option vesting schedule of four annual 25% increments for those options outstanding at such time and set forth in the table above.

(2)
Share numbers reflect the unvested portion of the shares of common stock purchased by Messrs. Healey, Crate, Dalton and Kingston pursuant to cash awards granted under the Company's Retention Plan in December 2005, as well as the unvested portion of shares reallocated to each of the foregoing in connection with certain forfeiture reallocations under the Retention Plan.

(3)
The options were granted on July 27, 2004 and were fully vested upon grant, subject to transfer restrictions lapsing according to the following schedule: 18.75% on December 31, 2004; 25% on each of December 31, 2005, 2006 and 2007; and 6.25% on December 31, 2008.

(4)
The options were granted on November 30, 2004 and were fully vested upon grant, subject to transfer restrictions lapsing according to the following schedule: 10% on each of December 31, 2005, 2006 and 2007; 23% on each of December 31, 2008 and 2009; and 24% on December 31, 2010.

(5)
The options were granted on November 3, 2008 and are exercisable in 25% increments beginning on each of December 31, 2009, 2010, 2011, and 2012.

 Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. Healey President and Chief Executive Officer	83,482	4,252,125	8,570	962,582
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	150,359	8,233,555	5,714	641,796
Nathaniel Dalton Executive Vice President and Chief Operating Officer	91,609	4,609,564	5,714	641,796
Jay C. Horgen Executive Vice President	—	—	—	—
John Kingston, III Executive Vice President, General Counsel and Secretary	—	—	2,857	320,898

(1)
For Messrs. Healey, Crate, Dalton and Kingston, share numbers reflect the vested portion of the shares of common stock purchased by each pursuant to cash awards granted under the Company's Retention Plan in December 2005, as well as the vested portion of shares reallocated to each of the foregoing in connection with certain forfeiture reallocations under the Retention Plan. Share numbers include shares that were surrendered in satisfaction of tax withholding obligations.

Director Compensation

        At the request of the Compensation Committee, Shea & Associates provides a review of director compensation in the peer universe and most comparable peer universe. This analysis includes data on total compensation for directors at such companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees and equity awards. The review also provides comparative data on compensation by board position (such as committee chairs and lead directors), and information on the nature of the service of particular directors in their various capacities (e.g., lead directors) at such companies. Shea & Associates also provides information to the Compensation Committee on trends in director compensation at such companies, as well as trends in director compensation at public companies generally.

        In determining current compensation levels for the Company's directors, the Compensation Committee's objective is that cash compensation be relatively low in comparison to directors at comparable public companies, while equity compensation linked to increases in stockholder value is higher on a relative basis. In 2008, Shea & Associates competitive market review reflected that director cash retainer and meeting fee compensation was below the median for the peer group, while cash compensation for committee work was generally in line with the median, and stock option grants were in the top quartile. Each non-employee director receives an annual fee of $50,000 for service as a director, as well as a quarterly meeting fee of $2,500. In addition, members of the Audit Committee receive an annual fee of $20,000, with the Chair receiving an annual fee of $35,000; members of the Compensation Committee receive an annual fee of $17,000, with the Chair receiving an annual fee of $20,000; and members of the

Nominating and Governance Committee receive an annual fee of $13,000, with the Chair receiving an annual fee of $15,000. The Chair of each Committee receives the annual Chair fee in lieu of the Committee fee. In addition, the lead director receives a fee of $100,000 for his active role as principal liaison with management of the Company and his capacity as the principal contact on our Board of Directors for our stockholders. All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

        Equity grant determinations are made consistent with the Compensation Committee's philosophy that compensation should be directly linked to increases in stockholder value, and, on that basis the Committee has used option grants to align director and stockholder interests. Consistent with these principles, the Committee has granted 11,250 options to directors annually, and in 2008 determined to make such a grant to each member of the Board. Each grant generally vests in 25% increments over four years, a vesting period that is longer than the 1-3 year vesting schedules employed by companies in the peer group, and across the market more generally. In reaching this determination in 2008, the Committee considered the fact that the effect of global financial market difficulties on the stock prices of the Company and its public asset management peer group had erased nearly all unrealized gains in director stock option interests. In addition, the Committee considered an analysis of equity grants to directors at publicly traded asset management companies (as prepared by Shea & Associates) and concluded that the Company's grants continued to be appropriate to meet the objective of directly linking such compensation to increases in stockholder value.

Director Compensation in Fiscal Year 2008

        The following table sets forth information regarding the compensation earned by the Company's non-employee directors in 2008. For compensation information with respect to Mr. Healey, and his services as the Company's President and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Healey receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)		Total ($)
Richard E. Floor	60,000	280,089	0		340,089
Harold J. Meyerman	212,000	280,089	0		492,089
William J. Nutt	60,000	310,670	22,714	(3)	393,384
Rita M. Rodriguez	108,000	280,089	0		388,089
Patrick T. Ryan	98,750	311,457	0		410,207
Jide J. Zeitlin	90,000	352,479	0		442,479

(1)
These figures represent expense recognized during 2008 for financial statement reporting purposes in accordance with FAS 123R. The assumptions used in the calculations of recognized expenses are described in the Notes to the financial statements included in our Annual Report on Form 10-K for the applicable fiscal years of 2004 through 2008. At December 31, 2008, the number of shares of common stock subject to options held by each director was as follows: Mr. Floor: 118,125; Mr. Meyerman: 99,375; Mr. Nutt: 1,124,431; Dr. Rodriguez: 118,125; Mr. Ryan: 61,875; and Mr. Zeitlin: 56,250.

(2)
The Company granted 5,625 options to each director on each of July 22, 2008 and November 3, 2008. The grant date fair value of the options granted on July 22, 2008 and November 3, 2008 computed in accordance with FAS 123R is $138,938 and $73,631, respectively, for each director.

(3)
All other compensation consists of financial service benefits (comprised of an allowance for financial planning and tax preparation advice).

Equity Compensation Plan Information

        We have three equity compensation plans. The 1997 Stock Option and Incentive Plan (as amended and restated, the "1997 Option Plan") authorizes us to grant stock options to employees, directors and other key persons. In 2002, stockholders approved an amendment to increase to 7,875,000 the shares of common stock authorized for issuance under this plan. In 2002, the Board of Directors established the 2002 Stock Option and Incentive Plan (as amended and restated, the "2002 Option Plan"), under which we are authorized to grant non-qualified stock options and certain other awards to employees and directors. The 2002 Option Plan requires that the majority of grants under the plan in any three-year period be issued to employees who are not executive officers or directors of the Company. The 2002 Option Plan has not been approved by our stockholders. There are 3,375,000 shares of common stock authorized for issuance under this plan. In May 2006, our stockholders approved the 2006 Option Plan, under which we are authorized to grant stock options and stock appreciation rights to senior management, employees and directors. There are 3,000,000 shares of common stock authorized for issuance under this plan. The plans are administered by the Compensation Committee of the Board of Directors. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options generally expire seven to ten years after the grant date.

        The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2008:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,817,183	$42.07	2,146,072
Equity compensation plans not approved by stockholders(2)	2,432,954	$55.69	1,610
Total(3)	5,250,137	$48.38	2,147,682

(1)
Consists of the 1997 Option Plan and the 2006 Option Plan.

(2)
Consists of the 2002 Option Plan.

(3)
The 1,610 shares available for issuance under the 2002 Option Plan may also be issued pursuant to deferred stock awards, restricted stock awards, unrestricted stock awards, performance share awards or dividend equivalent rights.

 PROPOSAL 2: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year, subject to ratification by the Company's stockholders at the Annual Meeting. PricewaterhouseCoopers has acted as the Company's independent registered public accounting firm since the Company's inception. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the Securities and Exchange Commission. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Although stockholder ratification of the selection of PricewaterhouseCoopers is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PricewaterhouseCoopers as the independent registered public accounting firm of the Company for the year ending December 31, 2009. Should the selection of PricewaterhouseCoopers not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

        The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that the Company's stockholders vote FOR this proposal.

 AUDIT COMMITTEE REPORT

        During the fiscal year ended December 31, 2008, the Audit Committee consisted of Dr. Rodriguez and Messrs. Meyerman and Ryan, each an independent director of the Company, with Dr. Rodriguez serving as the Chair of the Audit Committee. The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are "independent" as is required by the listing standards of the NYSE.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers is in fact "independent."

        The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in October 2008 and is available on the Company's web site at www.amg.com.

  RITA M. RODRIGUEZ, Chair
  HAROLD J. MEYERMAN
  PATRICK T. RYAN

Principal Accountant Fees and Services

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2007	Year Ended December 31, 2008
Audit Fees(1)	$4,215,108	$4,228,954
Audit-Related Fees(2)	1,932,705	1,712,834
Tax Fees(3)	1,454,436	2,386,956
All Other Fees	—	—

(1)
Represents fees for professional services rendered in connection with the audit of the Company's financial statements, reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q, issuances of consents and services related to the implementation of accounting standards.

(2)
Represents fees for due diligence procedures in connection with new investments, research assistance on accounting-related issues, benefit plan audits, issuances of the Association of Investment Management and Research (AIMR) performance verification and internal controls reports such as those pursuant to Statement of Auditing Standard No. 70.

(3)
Represents fees for income tax compliance and domestic and international tax planning as well as tax due diligence procedures in connection with new investments.

        In making its determination regarding the independence of PricewaterhouseCoopers, the Audit Committee considered whether the provision of the services covered in the sections entitled "Audit-

Related Fees" and "Tax Fees" was compatible with maintaining such independence. All of the work performed by PricewaterhouseCoopers was performed by full-time employees of the firm.

        The retention of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee.

 SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of April 1, 2009 (unless otherwise noted) regarding the beneficial ownership of common stock by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the common stock of the Company, (ii) Named Executive Officers, (iii) directors, and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock(2)
William Blair & Company, L.L.C.(3)	3,250,180	7.9%
Barclays Global Investors, N.A.(4)	2,254,323	5.5%
Sean M. Healey(5)	647,488	1.5%
Darrell W. Crate(6)	496,208	1.2%
Nathaniel Dalton(7)	587,227	1.4%
Jay C. Horgen	5,216	*%
John Kingston, III(8)	247,248	*%
Richard E. Floor(9)	113,372	*%
Harold J. Meyerman(10)	76,872	*%
William J. Nutt(11)	1,257,291	3.0%
Rita M. Rodriguez(12)	84,372	*%
Patrick T. Ryan(13)	39,372	*%
Jide J. Zeitlin(14)	35,154	*%
Directors and executive officers as a group (11 persons)(15)	3,589,820	8.1%

*
Less than 1%

(1)
The mailing address for each executive officer and director is c/o AMG, 600 Hale Street, Prides Crossing, Massachusetts 01965.

(2)
In computing the number of shares of common stock beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of April 1, 2009 are deemed outstanding. For purposes of computing such amount, shares of stock subject to options that are currently exercisable or that become exercisable within 60 days of April 1, 2009 are deemed to be outstanding for the holder thereof but are not for the purpose of computing the ownership percentage of any other person. As of April 1, 2009, a total of 41,264,047 shares of common stock were outstanding.

(3)
Information is based on a Schedule 13G filed with the SEC on January 12, 2009 by William Blair & Company, L.L.C. as of December 31, 2008. William Blair & Company, L.L.C. has sole voting power over 3,250,180 shares and sole dispositive power over 3,250,180 shares. The address of William Blair & Company, L.L.C. is listed in such Schedule 13G as 222 W. Adams, Chicago, Illinois 60606.

(4)
Information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. as of December 31, 2008. Barclays Global Investors, N.A. together with its subsidiaries, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, has, in the aggregate, sole voting power over 1,720,345 shares and sole dispositive power over 2,254,323 shares. The address of Barclays Global Investors, N.A. is listed in such Schedule 13G as 400 Howard Street, San Francisco, California 94105.

(5)
Includes 585,202 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 62,275 are subject to restrictions on transferability.

(6)
Includes 440,516 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 54,050 are subject to restrictions on transferability. Includes 45,506 shares pledged to a third party, as collateral security for certain obligations.

(7)
Includes 526,953 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 54,050 are subject to restrictions on transferability.

(8)
Includes 230,000 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 32,900 are subject to restrictions on transferability.

(9)
Includes 84,372 shares of common stock subject to options exercisable within 60 days of April 1, 2009.

(10)
Consists of 76,872 shares of common stock subject to options exercisable within 60 days of April 1, 2009.

(11)
Includes 1,097,710 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 64,625 are subject to restrictions on transferability. Includes 135,333 shares pledged to a third party, as collateral security for certain obligations.

(12)
Consists of 84,372 shares of common stock subject to options exercisable within 60 days of April 1, 2009.

(13)
Consists of 39,372 shares of common stock subject to options exercisable within 60 days of April 1, 2009.

(14)
Consists of 35,154 shares of common stock subject to options exercisable within 60 days of April 1, 2009.

(15)
Includes 3,200,523 shares of common stock subject to options exercisable within 60 days of April 1, 2009, of which 267,900 are subject to restrictions on transferability.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports provided to us and written representations from certain reporting persons, all Section 16(a) filing requirements applicable to any of our executive officers, directors and greater than 10% beneficial owners have been satisfied.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock. We may retain a proxy solicitation firm for services in connection with the solicitation of proxies for customary fees and expenses.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2010 Annual Meeting of Stockholders must be received by us at our principal executive office on or before December 31, 2009 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2010 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive office no earlier than February 9, 2010, nor later than March 26, 2010, together with all supporting documentation required by our By-laws.

        As required by our By-laws, a stockholder's proposal nominating a director must include: (1) the name, age, business address and residence address of the proposed nominee, (2) the principal occupation or employment of the proposed nominee, (3) the class and number of shares of the Company's capital stock which are beneficially owned by the proposed nominee on the date of such stockholder notice, and (4) the consent of the proposed nominee to serve as a director if elected. A stockholder's proposal shall further set forth information about the beneficial ownership of capital stock by the stockholder making the proposal and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. For more complete information on these requirements, please refer to our By-laws.

Householding of Proxy Statement

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement and the 2008 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and 2008 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: Investor Relations, (617) 747-3300. If you would like to receive separate copies of a proxy statement or an annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2008 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, a copy of the 2008 Annual Report on Form 10-K and the certifications required by Section 302 of the Sarbanes-Oxley Act will be provided without charge upon the written request of any stockholder to Investor Relations, Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, ir@amg.com, and may be found on the Company's website at www.amg.com. The 2008 Annual Report on Form 10-K is not a part of the Company's proxy solicitation materials. The Company's stock performance graph can be found at www.amg.com/stockchart2008.aspx.

        On July 1, 2008, AMG's Section 303A Annual CEO Certification by Sean M. Healey was filed with the NYSE in accordance with Section 303A.12(a).

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR RETURNING A COMPLETED, SIGNED, AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date AFFILIATED MANAGERS GROUP, INC. M14251-P80606 AFFILIATED MANAGERS GROUP, INC. 600 HALE STREET PRIDES CROSSING, MA 01965 For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year. 01) Richard E. Floor 02) Sean M. Healey 03) Harold J. Meyerman 04) William J. Nutt The Board of Directors recommends you vote “FOR” the following Proposals. 05) Rita M. Rodriguez 06) Patrick T. Ryan 07) Jide J. Zeitlin 1. Election of Directors Nominees: WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet or by telephone, you do not need to mail back your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Please sign exactly as your name(s) appear(s) hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should state full title or authority. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned’s votes will be cast “FOR” Proposal 1—election of each of the nominees for director and “FOR” Proposal 2—ratification of the selection of the Company’s independent registered public accounting firm. The undersigned’s votes will be cast in accordance with the proxies’ discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the corresponding number(s) of the nominee(s) on the line below. 0 0 0 For All Withhold All For All Except 0 0 0

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Sean M. Healey, William J. Nutt and John Kingston, III, and each of them, proxies with full power of substitution to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Affiliated Managers Group, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s offices, 600 Hale Street, Prides Crossing, Massachusetts 01965 on Tuesday, June 9, 2009 at 10:00 a.m. Eastern Time, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and 2008 Annual Report. AFFILIATED MANAGERS GROUP, INC. 600 Hale Street Prides Crossing, Massachusetts 01965 Proxy for Common Stock Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com. Continued, and to be signed on the reverse side M14252-P80606

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal Year 2008
Outstanding Equity Awards at 2008 Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2008
PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS